Exhibit 99.1
News Release

FOR IMMEDIATE RELEASE	MARCH 10, 2008
SYKES Enterprises, Incorporated
Corporate Headquarters:
400 North Ashley Drive
Tampa, FL USA 33602
1 · 800 · TO · SYKES
http://www.sykes.com
EMEA Operations:
599 Calder Road
Edinburgh EH11 4GA
Scotland
+44 (0) 131 458-6500
SYKES ENTERPRISES, INCORPORATED REPORTS
FOURTH-QUARTER & FULL-YEAR 2007 FINANCIAL RESULTS
Sustained broad based growth drives record fourth quarter revenues;
2008 business outlook reflects continuation of strong demand trends
TAMPA, FL – March 10, 2008 - Sykes Enterprises, Incorporated (“SYKES” or the “Company”) (NASDAQ: SYKE), a global leader in providing outsourced customer contact management solutions and services in the business process outsourcing (BPO) arena, announced today fourth-quarter and full-year 2007 financial results, the highlights of which are as follows:

	Fourth Quarter		Fourth Quarter
(In millions, except per share data)	2007		2006
Revenues	$197.7		$158.6
Income from Operations	$15.3	(a)	$10.2
Net Income	$9.5	(b)	$8.1

EPS	$0.23	(a)(b)	$0.20

(a)	Includes $1.3 million, $0.03 per diluted share on a pre- and after-tax basis, in provision for regulatory penalties related to two outbound telemarketing contracts in Spain

(b)	Includes approximately $1.7 million, $0.04 per diluted share, related to a higher-than-expected effective tax rate
•	Fourth quarter 2007 revenues were a record $197.7 million, up 24.6% over the comparable quarter last year, with growth split 54% and 46% between existing and new client relationships, respectively; the top-40 clients, which represented over three-quarters of total revenues, were up 31.2% comparably

•	Fourth quarter 2007 operating margin was 7.7% versus 6.4% in the comparable quarter last year; fourth quarter 2007 operating margin includes a $1.3 million provision, or 0.7% of revenues, for regulatory penalties

•	U.S. capacity utilization rate in the fourth quarter of 2007 increased to 74%, highest since the first quarter of 2003 and up from 65% in the comparable quarter, reflecting sustained progress on new customer care program ramp-ups

•	Effective tax rate was 10.7% higher, a negative $0.04 per diluted share impact, than the 28% in the Company’s fourth quarter 2007 business outlook, due to a combination of a shift in the geographic mix of earnings and certain discrete adjustments

Americas
Revenues generated from the Company’s Americas segment, including operations in North America and offshore (Latin America and the Asia Pacific region), increased 28.7% to $135.0 million, or 68.3% of total revenues, for the fourth quarter of 2007. Revenues for the prior year period totaled $104.9 million, or 66.1% of total revenues. The year-over-year revenue increase reflects an acceleration in customer care demand from existing client programs as well as ramp up of new client programs within the technology, financial services, transportation and healthcare verticals. Approximately 60% of the Americas fourth quarter 2007 revenues was generated from services provided offshore compared to approximately 57% in the prior year quarter, reflecting continued growth in customer care demand offshore. On a sequential basis, the Americas revenues rose 12.0% to $135.0 million compared to $120.6 million in the third quarter of 2007. The increase was attributable to the factors mentioned above.
The Americas operating margin for the fourth quarter of 2007 was 17.1% versus 14.2% in the comparable quarter last year. The year-over-year Americas operating margin increase was attributable to a combination of strong revenue growth and a favorable mix-shift of those revenues to higher margin geographies, as well as better expense leverage, chiefly lower depreciation costs.
On a sequential basis, the Americas operating margin increased to 17.1% in the fourth quarter of 2007 versus 16.1% in the third quarter of 2007. The Americas operating margin increased 100 basis points due to strong revenue growth, favorable revenue mix-shift to higher margin geographies and lower telephony and other costs.
EMEA
Revenues from the Company’s Europe, Middle East and Africa (EMEA) region increased 16.7% to $62.7 million, representing 31.7% of SYKES’ total revenues for the fourth quarter of 2007 compared to $53.7 million, or 33.9%, in the prior year’s fourth quarter. The $9.0 million increase from the comparable prior year quarter in EMEA revenues was split between a stronger Euro contributing $6.9 million and growth in customer care demand of $2.1 million. The growth in customer care demand was driven by programs with existing and new clients primarily within the technology and communications verticals.
Sequentially, EMEA revenues increased approximately $7.2 million, or 12.9%, to $62.7 million compared to $55.5 million in the third quarter of 2007. Approximately $4.0 million of the sequential revenue increase was due to growth in customer care demand in the aforementioned verticals, while the remaining $3.2 million was due to a stronger Euro.
The operating margin for EMEA in the fourth quarter of 2007 was 5.8% compared to 8.5% in the comparable quarter. The year-over-year margin decrease was due to an increase in professional fees and investments in sales infrastructure, as well as investments in recruiting.
Sequentially, the EMEA operating margin decreased to 5.8% from 8.4% largely due to the factors mentioned above.
Corporate G&A Expenses
Corporate costs totaled $10.1 million, or 5.1% of revenues, in the fourth quarter of 2007, an increase of $0.9 million from $9.2 million, or 5.8% of revenues, in the comparable quarter. The year-over-year increase was due to a combination of higher compensation costs as part of the Company’s long-term incentive plans as well as investment in personnel.
Provision for Regulatory Penalties
During the fourth quarter of 2007, the Company accrued $1.3 million, or approximately $0.03 per diluted share, as a provision for regulatory penalties between one of its subsidiaries and a Spanish regulatory agency.  The penalties involve two outbound telemarketing contracts, one of which the

Company has exited and the other of which is currently in transition.
Other Income and Taxes
Other income for the fourth quarter of 2007 totaled approximately $0.2 million compared to other income of $0.7 million for the same period in the prior year. The year-over-year decrease in other income was primarily related to fluctuations in non-functional currency transactions, net of additional interest income.
During the fourth quarter of 2007, the Company’s tax rate was 38.7% versus 25.3% in the same period last year. The fourth quarter 2007 tax rate was higher than the estimated 28% tax rate provided in the Company’s fourth quarter 2007 business outlook and above the comparable quarter’s tax rate due to a shift in the geographic mix of earnings to higher tax rate jurisdictions and certain discrete adjustments.
2007 Twelve-Month Review
Americas
For the twelve-months ended December 31, 2007, revenues generated from the Company’s clients in the Americas segment increased 24.7% to $482.8 million, or 68.0% of total revenues. This compared to revenues of $387.3 million, or 67.4% of total revenues, for the twelve-months of 2006. The revenue impact from the Argentina acquisition was fully reflected in all four quarters of 2007, while only in the third and fourth quarters of 2006, as it was consummated July 2006. Adjusting for the impact of the revenue contribution from the Argentina acquisition to just the third and fourth quarters of 2007 and 2006, thus making it comparable year-over-year, the Americas revenues increased approximately 20.5%, reflecting the broad based increase in customer care demand within the Americas region across the technology, financial services, healthcare and transportation verticals.
The Americas operating margin for the twelve-months ended December 31, 2007 was 16.2% compared to 18.5% for the twelve-months ended December 31, 2006. The results for the twelve-months of 2006 include a gain of $13.9 million, or 3.6% of Americas’ revenues, related to the sale of four previously-leased U.S. customer contact management centers. Excluding the gain, the Americas operating margin increased approximately 130 basis points on a comparable basis due to a combination of factors, including strong revenue growth coupled with better leverage of general administrative expenses.
EMEA
For the twelve-months ended December 31, 2007, revenues from the Company’s EMEA region increased 21.6% to $227.3 million, representing 32.0% of SYKES’ total revenues, compared to $186.9 million, or 32.6%, in the prior year. Of the $40.4 million increase in year-over-year EMEA revenues, $21.4 million was due to growth in customer care demand while $19.0 million was related to a stronger Euro. The growth in customer care demand was primarily driven by existing and new client programs within the technology and communications verticals.

The operating margin for EMEA for the twelve-months ended December 31, 2007 was 5.9% compared to 5.4% in the prior year. The year-over-year margin increase was due to improvements in customer care demand coupled with general and administrative expense leverage partially related to the occurrence of certain severance expenses during the first-half of 2006 associated with the expiration of a client relationship.
Corporate G&A Expenses
Corporate costs for the twelve months ended December 31, 2007 increased $2.9 million to $38.9 million, or 5.5% of revenues, from $36.0 million, or 6.3% of revenues, in 2006, which included a $2.0 million donation to the Community Foundation of Tampa Bay in 2006. Excluding the donation, corporate costs were $34.0 million in 2006, or 5.9% of revenues, up $4.9 million, reflecting a combination of higher compensation as part of the Company’s long-term incentive plans and investment in personnel.
Provision for Regulatory Penalties
During the fourth quarter of 2007, the Company accrued $1.3 million, or approximately $0.03 per diluted share, as a provision for regulatory penalties between one of its subsidiaries and a Spanish regulatory agency.  The penalties involve two outbound telemarketing contracts, one of which the Company has exited and the other of which is currently in transition.
Impairment of Long-Lived Assets
In 2006, the Company recorded an impairment charge of $0.4 million related to certain European operations as well as disposal of customer contact management work stations and equipment from previously exited centers in the Americas region.
Other Income and Taxes
Other income for 2007 totaled approximately $2.9 million compared to other income of $6.3 million for the prior year, a decrease of $3.4 million. Of the $3.4 million decrease year-over-year, approximately $1.5 million was related to fluctuations in non-functional currency transactions, $1.2 million was related to the absence of rental income in 2007 due to the sale of the previously leased facilities and the remaining $0.7 million was related to interest earned in 2006 on a foreign tax settlement.
For 2007, the Company’s year-over-year tax rate was 26.3% versus 17.8% for 2006. The increase in the effective tax rate resulted primarily from a shift in the geographic mix of earnings to higher tax rate jurisdictions.
Liquidity and Capital Resources
The Company’s balance sheet at December 31, 2007 remained strong with cash and cash equivalents of $177.7 million and no outstanding debt. In addition, at December 31, 2007, the Company had short-term investments of $17.8 million within the U.S. in higher yielding commercial paper with a March 2008 maturity. Upon maturity, the proceeds from the short-term investments were reinvested in government securities. Approximately $166.4 million of the Company’s December 31st cash balance was held in international operations and would be subject to additional taxes if repatriated back to the U.S. At December 31, 2007, the Company also had $50 million of capacity available under its credit facility. For the three-months ended December 31, 2007, the Company generated approximately $13.0 million in cash flow from operations. For the twelve months ended December 31, 2007, the Company generated $48.2 million in cash flow from operations.
Business Outlook
The Company continues to experience sustained growth in customer contact management demand as it enters 2008, despite the heightened concerns about the economic environment in the U.S.

This demand is being fueled by new and existing client relationships with the Americas and EMEA regions and is broadly across all verticals, including technology, financial services, communications, healthcare and transportation. Enabling the demand within those verticals are business lines such as wireless, retail banking, technology original equipment manufacturer (OEM) and travel portals, among others. The Company plans to leverage its existing seat capacity to service this demand and increase its capacity utilization rates worldwide. In addition, the Company anticipates incremental capacity additions of approximately 3,000 to 4,000 seats during 2008 and into 2009, spread across geographies within the America and EMEA regions. The majority of these seat additions are expected to be deployed in the second and third quarters of 2008. Early in 2008, the Company also expects to incur additional expenses associated with IT and general infrastructure investments in support of its growth objectives. Approximately 90% of the combined expenditures associated with the incremental seat expansion as well as the IT infrastructure investments and maintenance are anticipated to be evenly distributed over the first-three quarters of 2008. Separately, the Company expects its first-quarter and full-year 2008 effective tax rate to approximate 28%, related principally to the mix of earnings from higher tax rate jurisdictions.
Considering the above factors, the Company anticipates the following financial results for the three months ended March 31, 2008:
•	Revenues in the range of $200 million to $205 million

•	Tax rate of approximately 28%

•	EPS in the range of $0.25 to $0.27 per diluted share

•	Capital expenditures in the range of $8.0 million to $11.0 million
For the twelve months ended December 31, 2008, the Company anticipates the following financial results:
•	Revenues in the range of $800 million to $820 million

•	Tax rate of approximately 28%

•	EPS in the range of $1.12 to $1.20 per diluted share

•	Capital expenditures in the range of $30 million to $35 million
Conference Call
The Company will conduct a conference call regarding the content of this release tomorrow, March 11, 2008 at 10:00 a.m. Eastern Time. The conference call will be carried live on the Internet. Instructions for listening to the call over the Internet are available on the Investors page of SYKES’ website at www.sykes.com. A replay will be available at this location for two weeks. This press release is also posted on the SYKES website at www.sykes.com/ourcompany/investorrelations/pressreleases.aspx
About Sykes Enterprises, Incorporated
SYKES is a global leader in providing customer contact management solutions and services in the business process outsourcing (BPO) arena. SYKES provides an array of sophisticated customer contact management solutions to Fortune 1000 companies around the world, primarily in the communications, financial services, healthcare, technology and transportation and leisure industries. SYKES specializes in providing flexible, high quality customer support outsourcing solutions with an emphasis on inbound technical support and customer service. Headquartered in Tampa, Florida, with customer contact management centers throughout the world, SYKES provides its services through multiple communication channels encompassing phone, e-mail, web and chat. Utilizing its integrated onshore/offshore global delivery model, SYKES serves its clients through two geographic operating segments: the Americas (United States, Canada, Latin America, India and the Asia Pacific Rim) and EMEA (Europe, Middle East and Africa). SYKES also provides various enterprise support services in the Americas and fulfillment services in EMEA, which include multi-

lingual sales order processing, payment processing, inventory control, product delivery and product returns handling. For additional information please visit www.sykes.com.
Forward-Looking Statements
This press release may contain “forward-looking statements,” including SYKES’ estimates of future business outlook, prospects or financial results, statements regarding SYKES’ objectives, expectations, intentions, beliefs or strategies, or statements containing words such as “believe,” “estimate,” “project,” “expect,” “intend,” “may,” “anticipate,” “plans,” “seeks,” or similar expressions. It is important to note that SYKES’ actual results could differ materially from those in such forward-looking statements, and undue reliance should not be placed on such statements. Among the important factors that could cause such actual results to differ materially are (i) the timing of significant orders for SYKES’ products and services, (ii) variations in the terms and the elements of services offered under SYKES’ standardized contract including those for future bundled service offerings, (iii) changes in applicable accounting principles or interpretations of such principles, (iv) difficulties or delays in implementing SYKES’ bundled service offerings, (v) failure to achieve sales, marketing and other objectives, (vi) construction delays of new or expansion of existing customer support centers, (vii) delays in the Company’s ability to develop new products and services and market acceptance of new products and services, (viii) rapid technological change, (ix) loss or addition of significant clients, (x) political and country-specific risks inherent in conducting business abroad, (xi) currency fluctuations, (xii) fluctuations in global business conditions and the global economy, (xiii) SYKES’ ability to attract and retain key management personnel, (xiv) SYKES’ ability to continue the growth of its support service revenues through additional technical and customer contact centers, (xv) SYKES’ ability to further penetrate into vertically integrated markets, (xvi) SYKES’ ability to expand its global presence through strategic alliances and selective acquisitions, (xvii) SYKES’ ability to continue to establish a competitive advantage through sophisticated technological capabilities, (xviii) the ultimate outcome of any lawsuits or penalties (regulatory or otherwise), (xix) SYKES’ ability to recognize deferred revenue through delivery of products or satisfactory performance of services, (xx) SYKES’ dependence on trends toward outsourcing, (xxi) risk of interruption of technical and customer contact management center operations due to such factors as fire, earthquakes, inclement weather and other disasters, power failures, telecommunications failures, unauthorized intrusions, computer viruses and other emergencies, (xxii) the existence of substantial competition, (xxiii) the early termination of contracts by clients, (xxiv) the ability to obtain and maintain grants and other incentives, including tax holidays or otherwise, (xxv) the impact of economic recessions in the U.S. and other parts of the world, and (xxvi) other risk factors listed from time to time in SYKES’ registration statements and reports as filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, and SYKES undertakes no obligation to update any such forward-looking statements, whether as a result of new information, future events, or otherwise.
For additional information contact:
Subhaash Kumar
Sykes Enterprises, Incorporated
(813) 233-7143

Sykes Enterprises, Incorporated
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	Dec. 31,	Dec. 31,
	2007	2006
Revenues	$197,713	$158,628
Direct salaries and related costs	(124,171)	(102,192)
General and administrative	(56,606)	(46,092)
(Loss) gain on disposal of property & equipment, net	(373)	(173)
Provision for regulatory penalties	(1,312)	—

Income from operations	15,251	10,171
Other income, net	191	724

Income before provision for income taxes	15,442	10,895
Provision for income taxes	(5,975)	(2,756)

Net income	$9,467	$8,139

Net income per basic share	$0.23	$0.20
Shares outstanding, basic	40,438	40,282

Net income per diluted share	$0.23	$0.20
Shares outstanding, diluted	40,783	40,559

Sykes Enterprises, Incorporated
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Twelve Months Ended
	Dec. 31,	Dec. 31,
	2007	2006
Revenues	$710,120	$574,223
Direct salaries and related costs	(451,280)	(365,602)
General and administrative	(206,009)	(176,701)
Gain (loss) on disposal of property & equipment, net	(339)	13,683
Provision for regulatory penalties	(1,312)	—
Impairment of long-lived assets	—	(445)

Income from operations	51,180	45,158
Other income, net	2,871	6,301

Income before provision for income taxes	54,051	51,459
Provision for income taxes	(14,192)	(9,136)

Net income	$39,859	$42,323

Net income per basic share	$0.99	$1.06
Shares outstanding, basic	40,387	39,829

Net income per diluted share	$0.98	$1.05
Shares outstanding, diluted	40,699	40,219

Sykes Enterprises, Incorporated
Segment Results
(in thousands)
(Unaudited)

	Three Months Ended
	Dec. 31,	Dec. 31,
	2007	2006
Revenues:
Americas	$135,026	$104,912
EMEA	62,687	53,716

Total	$197,713	$158,628

Operating Income:
Americas	$23,040	$14,858
EMEA	3,665	4,562
Corporate G&A expenses	(10,142)	(9,249)
Provision for regulatory penalties	(1,312)	—

Income from operations	15,251	10,171

Other income, net	191	724
Provision for income taxes	(5,975)	(2,756)

Net income	$9,467	$8,139

	Twelve Months Ended
	Dec. 31,	Dec. 31,
	2007	2006
Revenues:
Americas	$482,823	$387,305
EMEA	227,297	186,918

Total	$710,120	$574,223

Operating Income:
Americas	$77,980	$71,491
EMEA	13,396	10,153
Corporate G&A expenses	(38,884)	(36,041)
Provision for regulatory penalties	(1,312)	—
Impairment of long-lived assets	—	(445)

Income from operations	51,180	45,158

Other income, net	2,871	6,301
Provision for income taxes	(14,192)	(9,136)

Net income	$39,859	$42,323

Sykes Enterprises, Incorporated
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2007	2006
	(Unaudited)
Assets:
Current assets	$371,732	$288,771
Property and equipment, net	78,574	66,205
Other noncurrent assets	55,169	60,597

Total assets	$505,475	$415,573

Liabilities & Shareholders’ Equity:
Current liabilities	$118,379	$104,875
Noncurrent liabilities	21,775	19,225
Shareholders’ equity	365,321	291,473

Total liabilities and shareholders’ equity	$505,475	$415,573

Sykes Enterprises, Incorporated
Supplementary Data

	Q4 2007	Q4 2006
Geographic Mix (% of Total Revenues):

Americas (1)	68.3%	66.1%
Europe, Middle East & Africa (EMEA)	31.7%	33.9%

Total:	100.0%	100.0%

(1)	Includes the United States, Canada, Latin America and the Asia Pacific (APAC) Region. Latin America and APAC are included in the Americas due to the nature of the business and client profile, which is primarily made up of U.S. based clients.

	Q4 2007	Q4 2006
Vertical Industry Mix (% of Total Revenues):

Technology / Consumer	31%	28%
Communications	30%	38%
Financial Services	13%	12%
Transportation & Leisure	8%	6%
Healthcare	8%	7%
Other	10%	9%

Total:	100%	100%

Sykes Enterprises, Incorporated
Cash Flow from Operations
(in thousands)
(Unaudited)

	Three Months Ended
	Dec. 31,	Dec. 31,
	2007	2006
Cash Flow From Operating Activities:
Net income	$9,467	$8,139
Depreciation and amortization	6,920	6,547
Changes in assets and liabilities and other	(3,351)	(2,529)

Net cash provided by operating activities	$13,036	$12,157

Capital expenditures	$8,711	$8,171
Cash interest paid	$209	$163
Cash taxes paid	$3,239	$2,227

	Twelve Months Ended
	Dec. 31,	Dec. 31,
	2007	2006
Cash Flow From Operating Activities:
Net income	$39,859	$42,323
Depreciation and amortization	25,235	24,747
Changes in assets and liabilities and other	(16,845)	(22,298)

Net cash provided by operating activities	$48,249	$44,772

Capital expenditures	$31,472	$19,420
Cash interest paid	$393	$420
Cash taxes paid	$12,148	$10,007